Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-263651) on Form S-3 and registration statement (No. 333-230254) on Form S-8 of our report dated February 15, 2023, with respect to the consolidated financial statements of Antero Midstream Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 15, 2023